Exhibit 99.1

The Empire District Electric Company Declares Quarterly Dividend; Reports 2015 Earnings; Provides 2016 Earnings Guidance

JOPLIN, Mo.--(BUSINESS WIRE)--February 4, 2016--At the Board of Directors meeting of The Empire District Electric Company (NYSE:EDE) held today, the Directors declared a quarterly dividend of $0.26 per share. The dividend is payable March 15, 2016, to holders of record as of March 1, 2016. The Company, an operator of regulated electric, gas and water utilities, announced today the results for the quarter and twelve months ended December 31, 2015.

Highlights:

  The Company reported consolidated earnings for the year ended December 31, 2015 of $56.6 million, or $1.30 per share ($1.29 on a diluted basis). This compares to 2014 earnings of $67.1 million, or $1.55 per share (basic and diluted). Earnings for the 2015 fourth quarter were $9.9 million, or $0.23 per share (basic and diluted), compared with 2014 fourth quarter earnings of $11.1 million, or $0.26 per share (basic and diluted).
  The mildest fourth quarter weather in 30 years drove a decrease in fourth quarter earnings, offsetting the positive margin impact from new Missouri rates, which became effective July 26, 2015. Electric segment sales declined 6.3% quarter over quarter. Higher depreciation and interest expense also negatively impacted the quarter.
  Earnings for the full year 2015 were also negatively impacted by the mild fourth quarter weather. Year over year electric segment sales were 1.8% lower in 2015. In addition, earnings were also lower due to the effects of higher costs related to the Asbury Air Quality Control System (AQCS) environmental upgrade that went into service December 15, 2014. These higher costs were not in electric rates until the new Missouri rates took effect on July 26, 2015.
  The Company expects 2016 earnings to be within a weather normalized range of $1.38 to $1.54 per share. The higher range for 2016 reflects a full year of recovery for Asbury AQCS related expenses and the expectation of a partial year of new rates for the Company’s Riverton combined cycle project. However, the Company will again experience the effects of regulatory lag due to the timing of recovery of the Riverton project costs in customer rates.

Brad Beecher, Empire’s President and CEO, noted that “We continued to consistently execute our operating and financial plans during the fourth quarter of 2015 even though confronted by exceptionally mild weather during the period which had a negative impact on earnings per share. With regard to the exploration of strategic alternatives confirmed in the Company’s December 13, 2015 press release, we have no update.”

2015 Results

Electric segment gross margin (electric revenue less cost of fuel and purchased power) increased $7.8 million or 2.1% during the year ended December 31, 2015 versus the prior year period. Year over year electric segment gross margin impacts include:

  Increased customer rates of $10.4 million, net of a $3.3 million decrease in Missouri base fuel recovery, increased revenues by an estimated $7.1 million,
  Improved customer counts added an estimated $2.3 million to revenues,
  Weather and other volumetric factors decreased revenues by an estimated $10.3 million and
  A January 2015 FERC refund decreased revenues approximately $1.4 million.

Changes in other electric revenue, primarily related to Southwest Power Pool (SPP) Integrated Market (IM) activity, and other fuel recovery revenues were responsible for a decline in revenues of approximately $35.1 million but were offset by corresponding changes in fuel expense, resulting in little impact on gross margin.

Gas segment gross margin (gas revenues less cost of gas sold and transported) was approximately $2.6 million lower than 2014 results. Gas segment heating days in 2015 were 19% lower than in 2014 and 11% below the 30-year average, resulting in a sales decline of 20% compared to the prior year period.

Consolidated earnings for the year ended December 31, 2015 were also negatively impacted by:

  Operating expense increases of approximately $2.9 million, primarily due to higher plant operations, transmission and health care expenses, were partially offset by lower uncollectible accounts expense,
  Maintenance expense increases of approximately $1.7 million related to a planned outage at our SLCC facility and due to a Riverton maintenance contract,
  Depreciation and amortization expense increases of approximately $7.3 million,
  Property and other taxes increase of approximately $2.1 million,
  Interest expense increases of approximately $3.2 million, and
  Changes in Allowance For Funds Used During Construction (AFUDC) which decreased earnings $2.2 million.

These negative factors are largely reflective of under recovery of costs due to the timing of the Company’s rate increases.

The increased electric margin from rates was more than offset by the increase in expenses noted above, resulting in a decrease in consolidated net income of approximately $10.5 million or 15.7% in 2015 compared to 2014.

Fourth Quarter 2015 Results

Electric segment gross margin increased approximately $2.3 million or 2.6% during the fourth quarter 2015 compared to the fourth quarter 2014. Quarter over quarter electric segment gross margin impacts include:

  Increased customer rates of $6.2 million, net of a decrease in Missouri base fuel recovery of $1.8 million, increased revenues an estimated $4.4 million, and
  Weather and other volumetric factors decreased revenues an estimated $8.0 million.

Changes in other electric revenue, primarily related to Southwest Power Pool (SPP) Integrated Market (IM) activity, and other fuel recovery revenues were responsible for a decline in revenues of approximately $7.3 million but were offset by a corresponding change in fuel expense, resulting in only a negligible impact on gross margin.

Gas segment gross margin of $5.8 million was approximately $1.4 million or 19.2% below the fourth quarter of 2014 due to a 27.3% decline in sales driven by milder weather.

Consolidated quarterly earnings were also favorably impacted by lower maintenance and repair expense which decreased $1.9 million, while unfavorable impacts included the following:

  Operating expense increases of approximately $1.5 million,
  Depreciation and amortization expense increases of approximately $1.8 million,
  Other taxes increases of approximately $0.2 million,
  Interest expense increases of approximately $1.0 million, and
  Changes in AFUDC, which decreased earnings by approximately $0.6 million.

Consolidated net income decreased approximately $1.2 million or 10.9% in the fourth quarter of 2015 compared to the 2014 quarter.

Selected unaudited consolidated financial data for the quarters and years ended December 31, 2015 and December 31, 2014 is presented in the following table.

(dollars in millions, except Per Share data)

	Three Months Ended December 31,			Years Ended December 31,
	2015	2014	Change*	2015	2014	Change*
Electric Margin	87.8	85.5	2.3	385.2	377.4	7.8
Gas Margin	5.8	7.2	(1.4)	22.2	24.8	(2.6)
Other Revenues	2.5	2.0	0.5	8.8	8.0	0.8
Gross Margin	96.1	94.7	1.4	416.2	410.2	6.0

Less:
Operating and Maintenance Expenses	40.9	41.3	(0.4)	165.4	160.5	4.9
Depreciation and Amortization	20.3	18.5	1.8	80.5	73.2	7.3
Taxes	15.1	15.6	(0.5)	74.0	76.5	(2.5)
Operating Income	19.8	19.3	0.5	96.3	100.0	(3.7)
Interest Expense and Other, net	9.9	8.2	1.7	39.7	32.9	6.8
Net Income	$9.9	$11.1	($1.2)	$56.6	$67.1	($10.5)

Earnings Per Share (Basic)	$0.23	$0.26	($0.03)	$1.30	$1.55	($0.25)
Earnings Per Share (Diluted)	$0.23	$0.26	($0.03)	$1.29	$1.55	($0.26)

	Three Months Ended December 31,			Years Ended December 31,
	2015	2014	% Change*	2015	2014	% Change*
Electric On-System kWh Sales (in millions):
Residential	385	444	(13.2)%	1,836	1,950	(5.9)%
Commercial	369	386	(4.5)%	1,577	1,583	(0.4)%
Industrial	260	257	1.3%	1,065	1,032	3.2%
Other	108	111	(2.6)%	462	465	(0.5%)
Total On-System Electric Sales	1,122	1,198	(6.3)%	4,940	5,030	(1.8%)

Retail Gas Sales (billion cubic feet):
Residential	0.63	0.87	(27.7)%	2.22	2.76	(19.6%)
Commercial/Industrial	0.30	0.40	(26.4)%	1.08	1.33	(19.0%)
Other	0.01	0.01	(18.5)%	0.03	0.04	(19.6%)
Total Retail Gas Sales	0.94	1.28	(27.2)%	3.33	4.13	(19.4%)

* Slight differences from actual results may occur due to rounding to millions.

Reconciliation of Earnings Per Share

	Quarter Ended	Twelve Months Ended
Basic Earnings Per Share – December 31, 2014	$0.26	$1.55
Gross Margins
Electric segment	0.03	0.12
Gas segment	(0.02)	(0.04)
Other segment	0.01	0.01
Total Gross Margin	0.02	0.09

Expenses
Operating	(0.02)	(0.04)
Maintenance and repairs	0.03	(0.03)
Depreciation and amortization	(0.03)	(0.11)
Other taxes	0.00	(0.03)
Change in effective income tax rates	0.00	(0.01)
Other income and deductions	(0.01)	(0.03)
Interest charges	(0.01)	(0.05)
AFUDC	(0.01)	(0.03)
Dilutive effect of additional shares issued	0.00	(0.01)

Basic Earnings Per Share – December 31, 2015	$0.23	$1.30
Diluted Earnings Per Share – December 31, 2015	$0.23	$1.29

The reconciliation of basic earnings per share (EPS) presented above compares the quarter and year ended December 31, 2015 versus December 31, 2014 and is a non-GAAP presentation. The economic substance behind this non-GAAP EPS measure is to present the after tax impact of significant items and components of the statement of income on a per share basis before the impact of additional stock issuances. The Company believes this presentation is useful to investors because the statement of income does not readily show the EPS impact of the various components, including the effect of new stock issuances. This could limit the readers’ understanding of the reasons for the EPS change from previous years. This information is useful to management, and the Company believes useful to investors, to better understand the reasons for the fluctuation in EPS between the prior and current years on a per share basis.

In addition, although a non-GAAP presentation, the Company believes the presentation of gross margin (reflected in the table above and elsewhere in this press release) is useful to investors and others in understanding and analyzing changes in operating performance from one period to the next, and have included the analysis as a complement to the financial information provided in accordance with GAAP. This reconciliation and margin information may not be comparable to other companies or more useful than the GAAP presentation included in the statements of income. The presentation does not purport to be an alternative to EPS determined in accordance with GAAP as a measure of operating performance or any other measure of financial performance presented in accordance with GAAP. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The dilutive effect of additional shares issued in this table reflects the impact of all shares issued in the respective periods presented.

Earnings Guidance

We expect full-year 2016 earnings to be within the weather normalized range of $1.38 to $1.54 per share. This 2016 guidance range assumes 30-year average weather, overall system energy growth of less than 1%, an October 1, 2016 effective date for our pending Missouri rate case at the filed amount of $33.4 million, and increased operating costs, driven by costs related to our Riverton combined cycle project.

Other factors that may impact earnings include variations in customer growth and usage projections, unanticipated or unplanned events that may impact operating and maintenance costs and the impact of actual rate case results differing from our assumptions. The effects of assumptions and other factors evaluated for the purpose of providing guidance are not necessarily independent of one another, and the combination of effects can cause individual impacts smaller or larger than the indicated guidance range.

Earnings Conference Call

Brad Beecher, President and CEO, will host a conference call Friday, February 5, 2016, at 1:00 p.m. Eastern Time to discuss earnings for the fourth quarter and twelve months ended December 31, 2015. To phone in to the conference call, parties in the United States should dial 1-888-243-4451, any time after 12:45 p.m. Eastern Time. The webcast presentation and accompanying presentation slides can also be accessed from Empire’s website at www.empiredistrict.com. The webcast presentation will be available for replay for one year from today’s date. Forward-looking and other material information may be discussed during the conference call.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned, regulated utility providing electric, natural gas (through its wholly owned subsidiary, The Empire District Gas Company) and water service, with approximately 218,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. A subsidiary of the Company also provides fiber optic services.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, earnings, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in the Company’s filings with the SEC, including the most recent Form 10-K and Form 10-Q.

CONTACT:
The Empire District Electric Company
INVESTOR RELATIONS
Dale Harrington, 417-625-4222
Director of Investor Relations
dharrington@empiredistrict.com
or
MEDIA COMMUNICATIONS
Julie Maus, 417-625-5101
Director of Corporate Communications
jmaus@empiredistrict.com